Exhibit 99.1

GERBER SCIENTIFIC, INC. ANNOUNCES FISCAL 2007 THIRD QUARTER RESULTS

SOUTH WINDSOR, CT -- Gerber Scientific, Inc. (NYSE: GRB) today reported net income of $2.2 million for the third quarter of fiscal 2007, or $0.10 per diluted share, on revenue of $137.1 million, compared with a net loss of $0.1 million, or essentially break even on a diluted share basis, on revenue of $124.6 million for the third quarter of fiscal 2006. Foreign currency translation had the effect of increasing revenue by approximately $6.1 million in the third quarter of fiscal 2007, as compared with the third quarter of fiscal 2006.

For the nine months ended January 31, 2007, the Company reported net income of $7.9 million, or $0.34 per diluted share, on revenue of $419.7 million, compared with a net loss of $1.3 million, or $0.06 per diluted share, on revenue of $387.3 million for the nine months ended January 31, 2006. Foreign currency translation had the effect of increasing revenue by approximately $12.0 million for the nine months ended January 31, 2007, as compared with the nine months ended January 31, 2006. The Company's net loss for the nine months ended January 31, 2006 included a $2.5 million charge associated with the early extinguishment of the Company's former credit facility and a $2.3 million tax charge associated with the reversal of a deferred tax asset in the United Kingdom. These items negatively impacted the prior year-to-date diluted earnings per share by $0.18.

Marc T. Giles, President and Chief Executive Officer, commented: "Results for the third quarter reflected our continued focus on growth with revenue up 10.0 percent versus a year ago. In addition to favorable currency translation, this growth was largely a result of our initiatives in new products and in China and other Asian markets. Though our gross margin percentage declined from the prior year primarily related to business unit and product mix, our earnings per share for the third quarter grew to $0.10 per diluted share driven by higher revenue and internal focus on cost control."

For additional information please see our Quarterly Report on Form 10-Q for the fiscal quarter ended January 31, 2007, which will be filed with the Securities and Exchange Commission.

About Gerber Scientific, Inc.

Gerber Scientific, Inc. (http://www.gerberscientific.com) is a leading international supplier of sophisticated automated manufacturing systems for the sign making and specialty graphics, apparel and flexible materials and ophthalmic lens processing industries. Headquartered in South Windsor, Connecticut, the Company operates through four businesses: Gerber Scientific Products, Spandex Ltd., Gerber Technology and Gerber Coburn.

Cautionary Note Concerning Factors That May Affect Future Results

Statements contained in this news release regarding the Company's expected financial condition, results of operations, cash flows and product launches are forward-looking statements that involve risks and uncertainties. For information identifying other important economic, political, regulatory, legal, technological, competitive and other uncertainties, readers are referred to the Company's filings with the Securities and Exchange Commission, including but not limited to, the information included in Gerber Scientific's Annual Report on Form 10-K for the fiscal year ended April 30, 2006 under the headings "Business," "Risk Factors" and "Management's Discussion and Analysis of Financial Condition and Results of Operations - Cautionary Note Concerning Factors That May Influence Future Results," as well as information included in subsequently filed quarterly reports on Form 10-Q and current reports on Form 8-K, which outline certain important risks regarding the Company's forward-looking statements. These risks include, but are not limited to, delays in the Company's new product development and commercialization, intense competition in markets for each of the Company's operating segments, rapid technological advances, availability and cost of raw materials, volatility in foreign currency exchange rates and fluctuations in interest rates. The Company expressly disclaims any obligation to update any of these forward-looking statements, except as required by law. Actual future results or events may differ materially from these forward-looking statements.

GERBER SCIENTIFIC, INC. AND SUBSIDIARIES CONSOLIDATED STATEMENTS OF OPERATIONS (Unaudited)
In thousands, except per share data	Quarter Ended January 31,		Nine Months Ended January 31,
	2007	2006	2007	2006
Revenue:
Product sales	$120,941	$109,324	$370,776	$341,117
Service sales	16,183	15,288	48,885	46,220
	137,124	124,612	419,661	387,337
Costs and Expenses:
Cost of products sold	86,881	78,233	264,401	242,303
Cost of services sold	10,242	9,120	29,922	28,069
Selling, general and administrative expenses	29,863	28,427	92,216	87,310
Research and development	6,050	5,959	18,193	18,789
Restructuring charges	---	---	---	(231)
	133,036	121,739	404,732	376,240

Operating income	4,088	2,873	14,929	11,097

Other income (expense), net	(145)	(754)	(25)	(1,437)
Loss on early extinguishment of debt	---	---	---	(2,483)
Interest expense	(965)	(862)	(2,713)	(3,818)

Income before income taxes	2,978	1,257	12,191	3,359
Income tax expense	748	1,349	4,248	4,658
Net income (loss)	$ 2,230	$ (92)	$ 7,943	$ (1,299)

Earnings (Loss) per share of common stock:
Basic	$0.10	$0.00	$0.35	$(0.06)
Diluted	$0.10	$0.00	$0.34	$(0.06)

Weighted average shares outstanding:
Basic	23,012	22,466	22,828	22,371
Diluted	23,398	22,466	23,258	22,371

GERBER SCIENTIFIC, INC. AND SUBSIDIARIES CONSOLIDATED SUMMARY BALANCE SHEETS (Unaudited)
In thousands	January 31, 2007	April 30, 2006
Assets
Current Assets:
Cash and cash equivalents	$ 4,911	$ 14,145
Accounts receivable, net	92,620	92,422
Inventories	63,630	53,794
Prepaid expenses and other current assets	16,044	16,718
Total current assets	177,205	177,079

Property, plant and equipment, net	36,692	38,366
Goodwill	54,060	51,554
Deferred income taxes	32,009	27,696
Other assets	15,754	15,785
Total assets	$315,720	$310,480

Liabilities and Shareholders' Equity
Current Liabilities:
Current portion of long-term debt	$ 1,280	$ 284
Accounts payable	42,292	53,886
Accrued and other liabilities	55,165	57,248
Total current liabilities	98,737	111,418

Long-term debt	36,661	36,836
Other long-term liabilities	37,691	36,610

Shareholders' equity	142,631	125,616
Total liabilities and shareholders' equity	$315,720	$310,480